AGREEMENT FOR FOOD SERVICES

This Agreement, made this 4th day of August, 2003, by and between Stolt-Nielsen Transportation Group, Inc., 15635 Jacintoport Blvd., Houston, Texas 77015-6534 (hereinafter referred to as SNTGI) and Host America Corporation, located at Two Broadway, Hamden, CT  06518-2697 (hereinafter referred to as Host) for the provision of cafeteria food service.

Witnesseth

In consideration of the covenants herein and intending to be legally bound hereby, the parties mutually agree as follows:

SNTGI hereby grants to Host, an independent contractor, the exclusive rights and privileges to provide nutritious quality food service in the cafeteria and special catered events, according to SNTGI requirements and needs.

Furnished Equipment: SNTGI will furnish to Host, without charge, food preparation and cafeteria areas, and adequate sanitary toilet facilities, including dining room furniture and food storage areas, owned by SNTGI and to be used in connection with the food service.  SNTGI will also furnish to Host, an extension telephone, with appropriate connections for a computer modem.

Maintenance and Equipment: The division of responsibility between SNTGI and Host is hereafter provided.

SNTGIwill be responsible for:

a)	cleaning of the dining and service area floors, for the day-to-day cleaning of the dining area, and for the cleanliness of walls, ceilings, windows and light fixtures;
b)	removal of all trash and garbage from the dumpsters;
c)	furnishing exterminator services, semiannual cleaning of hoods, ducts and filters, quarterly cleaning of grease traps or as needed: and
d)

furnishing maintenance services if and when needed for the proper maintenance and repairs of said premises, fixtures, furniture and equipment and replacing equipment as is mutually agreed to be necessary, except in those cases where the necessity for replacement is caused through the negligence of Host employees.

e)	furnish at SNTGI’s sole expense, all utilities including gas, electric, hot and cold water and lights required to provide food service to customers.
f)

furnish all kitchen and serving area equipment (the ‘equipment’), that shall include, but not be limited to ovens, stoves, sinks, refrigerators, freezers, signage, smallwares, trays, china, hot & cold pans, toasters, slicing machines and shelving.  SNTGI shall replace smallwares as needed.

As a cost of operation, Host will be responsible for:

a)

keeping said premises, and manual food service equipment in a clean and sanitary condition in accordance with recognized standards for such equipment and in accordance with all laws, ordinances, regulations and rules of federal, state and local authorities;

b)	routine cleaning of the kitchen, cold storage, counter areas, and food preparation areas.
c)

storing, preparing, serving and disposing of all food and food stuffs in a clean and sanitary manner, in accordance with all recognized standards for such activities and in accordance with all laws, ordinances, regulations and rules of federal, state and local authorities.

c)	laundry service for kitchen linens (uniforms, kitchen cleaning cloths, etc.)
e)	purchasing of all food and supplies,
f)	removal of all trash and garbage to the dumpster.

Menus:  Host will post menus, complete with prices where applicable, and all menus will be nutritionally acceptable.  Host will cater special functions for SNTGI as requested, at mutually agreed to prices.

Licenses and Permits: Host shall obtain and maintain throughout the term of this Agreement and any renewal thereof, all necessary permits, licenses and other approvals required by law for its operation hereunder. As a cost of operation, said permits and licenses shall be obtained prior to commencement of operation. SNTGI agrees to cooperate with Host and to execute such documents as shall be reasonably necessary or appropriate to obtain said permits, licenses and approvals.

Utilities:  SNTGI shall, at its own expense, provide Host with necessary and sufficient refrigeration, freezer space, storage and office space, heat, light, water, electricity and an extension telephone for the operations of the dining services. Also, SNTGI shall furnish Host with the availability for a computer modem in the food service manager’s office.

Records:  Host will at all times maintain an accurate record including a daily head count for lunch of all SNTGI employees and include it in their monthly reporting. Host will also keep inventories of all merchandise and sales in connection with the operation of the manual food service.  Host shall keep all such records on file for a period of three years, and Host shall give SNTGI and its agents the privilege, at any reasonable time, of auditing its records.

Insurance:  During the term of this Agreement, Host will provide and maintain, with an insurance carrier licensed to do business in the State $2 Million worth of general liability, automobile and excess liability insurance.  Host will maintain and keep in force for the life of the contract, a $10,000.000 (Ten Million Dollar) umbrella policy. Host will indemnify and hold SNTGI, harmless from loss, damage or liability solely and directly arising from negligent acts or omissions of Host’s employees, contractors or agents only when engaged in operations under the Agreement.

Binding Effect: This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors, assigns ands representatives.

Personnel Policies:  All food service employees will be on Host’s payroll.  All persons employed by Host at SNTGI’s premises shall be in uniform at all times.  Host employees shall comply with the rules and regulations at any time, promulgated by SNTGI for the safe, orderly and efficient conduct of all activities being carried out while on SNTGI’s premises. Host shall not retain any Host employee at the premises that is not acceptable to SNTGI for any reason.  SNTGI will allow employees and agents of Host access to service areas and equipment at reasonable times. Host, in performing work by this Agreement, shall not discriminate against any employee or applicant for employment because of race, color, creed, national origin, age, sex or disability.  Host’s employment policies meet the requirements of the Fair Labor Act and all other regulations required by the United States Department of Labor.  Host is an equal opportunity employer.

Accounting:  HOST keeps records by accounting periods, based on a twelve (12) period fiscal year, ending the last Friday of June.  Any statement rendered is due and payable within 15 days after receipt. Accounts, which are more than 30 days in arrears, are subject to late charges.  Interest will be added at the rate of 1.5% per month on past due accounts.

Financial Considerations: SNTGI agrees to pay Host a sum, which shall equal the difference between the total monthly cost of operations and total monthly sales as specified in Schedule “A”.  SNTGI will be billed on a monthly basis.  Any statement rendered is due and payable within fifteen (15) days after receipt.  SNTGI agrees to pay Host a management fee equal to five percent (5.0%) of net sales and an administrative expense equal 4.2%of net sales as shown on Schedule “A”.  At commencement of this contract SNTGI agrees to pay Host a sum equal to the cost of 1/12th of the annual cost of client luncheon program ($27,359.08) as shown of Schedule “A” as a deposit to cover food, labor, and direct expenses incurred by Host at SNTGI’s location.

Adjustment of Financial Arrangement:In the event of material cost changes (whether taxes, labor, merchandise or equipment), it is understood that commensurate adjustments in selling prices or other financial arrangements between Host and SNTGI shall be agreed upon and effected by appropriate officials of the parties.  All obligations hereunder are subject to federal, state, and local regulations.  In the event the building or said premises, in which Host’s equipment and machines are located are partially or completely damaged by fire, the public enemy, or any such riots, labor troubles or disturbances, the same shall not be considered as a default under the provisions of the Agreement.

Confidential Information: Certain proprietary materials including recipes, signage, surveys, management procedures, and similar information regularly used in Host’s operations shall be confidential information.  SNTGI will not disclose any confidential information, directly or indirectly, during or after the term of Agreement.  SNTGI will not photocopy or otherwise duplicate any such materials without Host’s written consent.  All confidential information will remain Host’s exclusive property and will be returned to Host immediately upon termination of this Agreement.

Commencement and Termination: This Agreement shall become effective on or about August 4, 2003, and shall remain in force for a one-year period unless notice of termination is herein provided.  It shall thereafter automatically renew itself in one-year periods unless either party gives notice of termination in writing by registered mail, at least ninety (90) day prior to the termination.

Any notice to be given hereunder shall, if to Host, be sent to Geoffrey Ramsey, President, Host America Corporation, Two Broadway, Hamden, CT  06518-2697, by registered mail; and, if to SNTGI be sent to, Mike Kramer, Managing Director, Tank Container Trading, Stolt-Nielsen Transportation Group, Inc.,15635 Jacintoport Blvd., Houston, Texas  77015-6534by registered mail.

Assignment: This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  This Agreement may not be assigned by either party without prior written consent of the other party hereto.

State Law Definition: The provisions of this Agreement shall be construed under the laws of the. State of Texas.

In witness whereof, the parties have executed this Agreement as of the date first above written.

ATTEST:	Stolt-Nielsen Transportation Group, Inc.

______________________	By /s/ Mike Kramer
Mike Kramer Managing Director, Tank Container Trading

ATTEST:	Host America Corporation

/s/ Debbie Ramsey	By /s/ Geoffrey Ramsey
Geoffrey Ramsey President